Exhibit 10.9

SEPARATION AGREEMENT

This Separation Agreement is made this 20th day of December, 2004, by and between MedQuist Inc. (hereinafter the “Company”) and Ethan Cohen (hereinafter “Cohen”), former Senior Vice President and Chief Technology Officer of the Company.

WHEREAS, Cohen and the Company have agreed that Cohen’s employment with the Company ended as of October 31, 2004; and

WHEREAS, the parties desire to set forth the terms and conditions relating to Cohen’s separation of employment with the Company.

NOW THEREFORE, the parties, intending to be legally bound, in consideration of the mutual promises and undertakings set forth herein, do hereby agree as follows:

1.             Cohen’s employment as Senior Vice President and Chief Technology Officer and duties as an Officer of the Company terminated on October 31, 2004 (the “Separation Date”).

2.             In accordance with his Employment Agreement entered into as of the 22nd of May 2000, by and between the Company and Cohen (the “Employment Agreement”), Cohen will receive all accrued but unpaid salary through the Separation Date and unreimbursed expenses incurred through the Separation Date.

3.             Effective November 1, 2004, Cohen may elect continued medical and dental coverage at his expense for the time period permitted by COBRA, by completing the applicable COBRA forms when sent to him. As soon as practicable following submission by Cohen of evidence of payment of the COBRA premium, the Company shall reimburse Cohen for up to 18 months of COBRA continuation coverage premiums. Such reimbursements will be mailed monthly to Cohen at Cohen’s home address of record. Cohen agrees to notify the Company immediately if he secures medical and dental coverage through any other source during this 18 month period. To the extent that Cohen or his wife is required to pay a portion of the cost of medical and/or dental coverage for Cohen, the Company will continue to reimburse Cohen for the portion of the cost of medical and/or dental coverage paid by Cohen or his wife during the 18 month period. If Cohen is not required to pay any part of the cost of other medical and/or dental coverage during the 18 month period, then the Company will stop making reimbursement payments to Cohen.

4.             Cohen’s stock options, to the extent vested as of the Separation Date, shall remain exercisable for the post-termination exercise period provided in the option award agreements by and between Cohen and the Company (each a “Stock Option Agreement”); provided, however, that with respect to any of Cohen’s non-qualified Stock Option Agreements and Cohen’s incentive Stock Option Agreement dated January 1, 2001, the post-termination exercise period set forth in such Stock Option Agreements shall not begin to run (i.e., such period shall be tolled) until the date, if ever, that the suspension is lifted for the exercise of options, upon which event the Company will notify Cohen of the lifting of such suspension along with and in the same manner as all other persons with Company stock options. No additional stock options will vest following the Separation Date. Cohen’s participation in all Company benefit plans shall cease as of the Separation Date. The options as to which the exercise period is extended pursuant to the Agreement may be subject to the provisions of section 409A of the Internal Revenue Code and the regulations issued thereunder and, as such, Cohen may incur income tax and/or penalties as a result of such extension.

5.             The Company and Cohen agree that the time period set out is Section 9(a) of the Employment Agreement is hereby reduced to eighteen (18) months, that Section 9(a)(i) of the Employment Agreement is hereby modified to prohibit the delineated communications to those made directly or indirectly on behalf of a “Competing Business,” that Section 9(a) (ii) of the Employment Agreement is hereby modified to insert “or” before “entice” and to delete “hire[,]” and Section 9(a)(iii) of the Employment Agreement is hereby modified to delete the following: “and health information management solutions services[.]” Except as specifically modified herein, Section 9 of the Employment Agreement (Restrictive Covenants and Confidentiality; Injunctive Relief) and Section 10 (Survival), shall continue to apply in full force and effect.

6.             Release.  a.  Cohen hereby forever releases and discharges the Company, the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past, present and future directors, shareholders, officers, general or limited partners, employees, agents, attorneys and representatives, and the employee benefit plans in which Cohen is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from, and agrees hereby forever not to sue the Company Releasees with respect to, any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, attorneys’ fees, complaints, obligations, promises, agreements, controversies, suits, expenses, any form of compensation (including but not limited to salary, bonuses, commissions or related fees), responsibility and liability of every kind and character whatsoever, whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Cohen has or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date of this Agreement arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (i) Cohen’s Employment Agreement or stock option agreements; (ii) Cohen’s employment with the Company or the termination thereof, (iii) Cohen’s status at any time as a holder of any securities of the Company, or (iv) without limitation, any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA,” a law which prohibits discrimination on the basis of age), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, The New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Wage Payment and Collection Law and similar state or local statutes, ordinances, and regulations; provided, that, notwithstanding anything to the contrary set forth herein, this general release shall not extend to (x) benefit claims under an employee pension plan, the deferred compensation benefit plan or any other benefit plans in which Cohen was a participant by virtue of his employment with the Company; (y) indemnification rights Cohen may have by virtue of his status as a former officer in accordance with applicable law and the Company’s by-laws and that certain Undertaking dated August 30, 2004; and (z) any obligation of the Company under this Separation Agreement.

b.             Except for the survival and continuation of Cohen’s obligations as set forth in Section 5 of this Separation Agreement, the Company fully, forever, irrevocably and unconditionally releases, remises, settles and discharges Cohen from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which it had, now has, or hereafter may have against Cohen arising from, or relating in any way to Cohen’s employment by the Company, except for actions by Cohen that constitute fraud or other intentional misconduct.

c.             Cohen understands that the release of claims he has given, as set forth in Section 6a of this Agreement, includes a release of claims arising under the ADEA. Cohen understands and warrants that he has been given a period of 21 days to review and consider this Agreement. By his signature below, Cohen warrants that he has consulted with an attorney as to the terms of this Agreement. Cohen further warrants that he understands that he may accept and return the Agreement prior to the expiration of this 21-day review period, and, if he chooses to do so, he warrants that he used as much of the 21-day review period as he required and returned the Agreement knowingly and voluntarily and without any pressure or coercion on the part of the Company or any of its representatives.

d.             Cohen further warrants that he understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to the Company’s Human Resources Manager at Mount Laurel, New Jersey, 08054-4632. This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven (7) day revocation period without the Company having received such revocation, but not before such time.

7.             Provided Cohen has executed this Agreement and the time period in Section 6c has expired, the Company shall pay to Cohen, as consideration for executing this Agreement, payments in a total amount equal to $364,336.50, less applicable withholding, which will be paid as follows: an initial lump sum in the amount of $182,331.75 to be paid within fourteen (14) days of Cohen’s execution of this Agreement and the balance to be paid in twelve (12) equal monthly installments. As Cohen’s employment terminated on October 31, 2004, the Company agrees that the initial installment payment to be paid in January 2005, prior to January 15, 2005, shall include the monthly installment payments for November 2004, December 2004 and January 2005. Thereafter, the remaining nine (9) monthly installment payments made in accordance with this Section will be mailed to Cohen at Cohen’s home address of record on or before the 15th day of each month a payment is due.

8.             The parties acknowledge that the sums and benefits set forth in Sections 3, 4, and 7 above represent amounts in addition to anything of value to which Cohen is otherwise entitled and are provided in consideration for the execution of this Agreement.

9.             In response to any inquiries from future or prospective employers concerning Cohen, it is agreed that the parties will confirm only that Cohen resigned, dates of employment, titles of positions held, and salary.

10.           Cohen agrees that he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigation, or governmental proceeding) which relates to matters with which Cohen was involved during the period in which he was employed or engaged as a consultant by the Company, including full disclosure of all relevant information and truthfully testifying on the Company’s behalf in connection with any such proceeding or investigation. Cohen will render such cooperation in a timely manner and at such times and places as may be mutually agreeable to the parties. The Company agrees that any request for cooperation to Cohen will be reasonable and will not be unduly burdensome to Cohen. Cohen agrees that he will promptly notify the Company if he is contacted for an interview or if he receives a subpoena in any matter relating in any way to his employment with the Company and, in such event, the Company, upon request from Cohen, agrees to provide in its discretion (not to be unreasonably withheld) reasonable access to information and documents within its control. Both the Company and Cohen further agree that they will not initiate any communication with a member of the press regarding Cohen’s employment with the Company and that if they are contacted by the press for any such information, they will decline comment. Upon submission of appropriate documentation, Cohen shall be reimbursed by the Company for reasonable travel, lodging, meals, and telecommunications expenses incurred in cooperating with the Company under the terms of this provision. Notwithstanding the above, Cohen retains the right to a good faith assertion of any applicable privilege.

11.           The parties agree that the terms of this Agreement shall remain completely confidential, and that they will not disclose the terms of this Agreement to any person, except that this Section shall not prohibit the parties from disclosing the fact and terms of this Agreement to immediate family or to personal or company accountants and/or financial or legal advisors. The Company is not prohibited from disclosing the facts and terms of this settlement to those Company employees who have a “need to know” about the Agreement as determined by the Company. The parties understand and agree that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not to disclose it to others. This Section shall not prohibit the parties from disclosing the fact or details of this Agreement to any federal, state or local authority or government agency, nor does it prohibit the parties from complying with a valid court order or any law or regulation that compels disclosure. This Section shall also not prohibit the parties from disclosing the terms of Cohen’s post-employment restrictions as set out in Sections 9 and 10 of his Employment Agreement as modified by Section 5 above.

12.           Cohen agrees that except as set forth in this Agreement, Cohen is not entitled to any other compensation or benefits from the Company arising from his status as an employee of the Company, including any severance benefits that may be available under the Employment Agreement or any severance arrangement of the Company; provided, however, that this Section 12 does not release any rights to compensation or benefits by virtue of Cohen’s participation in the Company benefit plans referenced in Section 6a(x) above.

13.           Cohen and the Company affirm that this Agreement, including the provisions of the Employment Agreement as incorporated in Section 5 above, set forth the entire agreement between the parties with respect to the subject matter contained herein and supersede all prior or contemporaneous agreements or understandings between the parties with respect to the subject matter contained herein. Further, there are no representations, arrangements or understandings, either oral or written, between the parties, which are not fully expressed herein. Finally, no alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties.

14.           This Agreement may be executed in one or more counterparts by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.           Any notice authorized or required to be given or made by or pursuant to this Agreement shall be made in writing and either personally delivered or mailed by overnight express mail addressed as follows:

If to Cohen:	Ethan Cohen
22425 Canterbury Lane
Shaker Heights, OH 44122

with a copy to:	Rob Gilmore, Esq.
Kohrman, Jackson & Krantz P.L.L.
1375 East 9th Street
20th Floor, One Cleveland Center
Cleveland, Ohio 44114

If to the	MedQuist Inc.
Company:	1000 Bishops Gate
Mount Laurel, NJ 08054-4632
Attn: Gregory M. Sebasky

with a copy to:	Barry Abelson, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner indicated above.

16.           The parties acknowledge that they have carefully reviewed this Agreement with the assistance of counsel, that they have entered into this Agreement voluntarily and knowingly and without reliance on any promises not expressly contained herein, that they have been afforded an adequate time to review carefully the terms of this Agreement, and that this Agreement shall not be deemed void or voidable by claims of duress, deception, mistake of fact or otherwise.

17.           This Agreement shall be governed by and all questions relating to its validity, interpretation, enforcement and performance shall be construed in accordance with the laws of the State of New Jersey. The exclusive choice of laws set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

18.           Cohen affirms that he has carefully read the foregoing Agreement, that he fully understands the meaning and intent of this document and that he intends to be bound by the promises contained in this Agreement for the aforesaid consideration.

IN WITNESS WHEREOF, Cohen and the authorized representative of the Company have executed this Agreement on the dates indicated below:

By:	/s/ Ethan Cohen	Dated: December 17, 2004
Ethan Cohen

MedQuist Inc.		Dated: December 20, 2004

By:	/s/ Gregory M. Sebasky
Gregory M. Sebasky President